EXHIBIT 5 - OPINION OF GEORGE N. BASHARA, JR.


                                 August 18, 1994



Federal-Mogul Corporation
26555 Northwestern Highway
Southfield, Michigan   48034

Ladies and Gentlemen:

This opinion is delivered in connection with the Registration
Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 50,000 shares of Common Stock ( the "Shares") of the Company. All of the Shares included in the Registration Statement were issued by the Company in connection with the acquisition of shares of CONABA, S.A. de C.V. (Mexico).

Based upon the foregoing, I am of the opinion that:

     (1) The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Michigan, with corporate power under such laws to issue the Shares; and

     (2) The Shares have been duly authorized and issued and when sold in accordance with the procedures described in the Registration Statement, including the Prospectus relating to the Shares, the Shares will be legally issued, fully paid and nonassessable.

     I consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,



                                        George N. Bashara, Jr.